Exhibit 99.1

                                             For additional information, contact
                                              Investor Relations, (301) 419-7877
March 30, 2006                                          Email:  info@spherix.com

            SPHERIX REPORTS 2005 FINANCIAL RESULTS AND REVENUE GROWTH

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) today reports that the Company ended the year with an overall growth in revenue of 3%, from $22.3 million in 2004, to $23.0 million in 2005. The sales backlog between years increased by $11.4 million (19%), bringing the Company's backlog to a new recorded level of $72 million. The Company's net loss for the year ended December 31, 2005, remained the same as 2004, at $2.8 million. Fourth quarter revenue growth of $398,000 (12%), combined with the Company's cost cutting efforts, resulted in an improvement of $472,000 to the bottom line between 2005 and 2004, for the same fourth quarter periods. The significant improvement in the fourth quarter effectively off-set the increased loss in the first quarter caused by the lower contribution margin on the new State of Maryland contract.

                            THREE MONTHS ENDED                  YEAR ENDED
                                DECEMBER 31                     DECEMBER 31
                       ----------------------------    ----------------------------
                           2005            2004            2005            2004
                       ------------    ------------    ------------    ------------
Revenue                $  3,841,586    $  3,443,188    $ 23,045,657    $ 22,348,418
Operating expense         6,158,977       6,224,356      25,931,550      25,193,911
                       ------------    ------------    ------------    ------------
Loss from operations   $ (2,317,391)   $ (2,781,168)   $ (2,885,893)   $ (2,845,493)

Net loss               $ (2,288,290)   $ (2,760,524)   $ (2,848,748)   $ (2,822,046)
Net loss per share     $      (0.19)   $      (0.23)   $      (0.24)   $      (0.24)

         Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

         Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

                 Our Internet address is http://www.spherix.com.

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